Exhibit 99.(h)(15)

[AUSTIN INVESTMENT MANAGEMENT LETTERHEAD]

June 26, 2008

Mr. Stacey E. Hong, President

Forum Funds

Three Canal Plaza, Suite 600

Portland, Maine 04101

RE:	Contractual Waivers and Reimbursements

Dear Mr. Hong:

Austin Investment Management, Inc. (the “Adviser”) agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses and extraordinary expenses) for Austin Global Equity Fund (the “Fund”), a series of the Forum Funds (the “Trust”), do not exceed 1.75% from August 1, 2008 through the period ending July 31, 2009.

This agreement can only be terminated or amended upon the approval of the Trust’s Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on July 31, 2009.

Very truly yours,

/s/ Peter A. Vlachos
By:	Peter A. Vlachos
Title:	President

520 Madison Avenue 28th Floor New York NY 10022     Tel. 212.888.9292     Fax 212.888.9614